Exhibit 5.1

126 East King Street

Lancaster, PA 17602-2893

Tel 717-299-5201 Fax 717-291-4660

www.barley.com

February 26, 2018

Juniata Valley Financial Corp.

218 Bridge Street

Mifflintown, PA 17059

Re:	Merger of Juniata Valley Financial Corp. and Liverpool Community Bank

Dear Ladies and Gentlemen:

We have acted as counsel to Juniata Valley Financial Corp. (“Juniata”) in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-4 (the “Registration Statement”), of 324,834 shares of the $1.00 par value common stock of Juniata (“Juniata Common Stock”), which is the maximum number of shares to be issued by Juniata pursuant to the terms of the Agreement and Plan of Merger, dated December 29, 2017 (the “Merger Agreement”), entered into between Juniata, The Juniata Valley Bank (Juniata’s wholly-owned subsidiary) (“JVB”), and Liverpool Community Bank (“Liverpool”).

The following transactions will occur upon consummation of the Merger Agreement: (i) each of the outstanding shares of the $10.00 par value common stock of Liverpool ("Liverpool Common Stock"), other than the 1,214 shares of Liverpool Common Stock currently owned by Juniata (the “Juniata Shares”), which will be cancelled, will be converted into either (a) 202.6286 shares of Juniata Common Stock or (b) cash in the amount of $4,050.00 per share, subject to the caveat that at least 15%, but no more than 20%, of the Liverpool Common Stock, excluding the Juniata Shares, shall be converted into the cash consideration; and (ii) JVB will merge with Liverpool, with JVB surviving (the “Merger”).

Except as otherwise indicated herein, capitalized terms used in this opinion letter are defined and set forth in the Merger Agreement. Our opinions herein are subject to the following conditions and assumptions:

(1) All conditions precedent to the obligations of Juniata, JVB and Liverpool as set forth in the Merger Agreement will have been satisfied at the time of the Merger;

(2) All covenants required to be performed by Juniata, JVB and Liverpool on or before the date of consummation of the Merger, as set forth in the Merger Agreement, will have been performed by them as of such date; and

(3) The shares of Juniata Common Stock will be issued, and the Merger will be consummated, in strict accordance with the terms of the Merger Agreement.

Based upon and subject to the foregoing, we are of the opinion that the shares of Juniata Common Stock to be issued in connection with the Merger are duly authorized, and, when issued as provided in the Merger Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion in the Registration Statement, and we further consent to the reference to our name in the proxy statement/ prospectus included as part of the Registration Statement, under the caption “Legal Matters”.

Very truly yours,

/s/ Barley Snyder

Barley Snyder, LLP